EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Offering Statement on Form 1-A of our report dated December 15, 2020, relating to the consolidated financial statements of Allied Corp. appearing in the Annual Report on Form 10-K of Allied Corp. for the year ended August 31, 2020, and incorporated by reference to this Registration Statement and to the reference to us under the heading “Experts” in the Offering Statement, which is a part of this Form 1-A.

/s/ “Manning Elliott LLP”

Manning Elliott LLP

Vancouver, Canada

June 11, 2021